Exhibit 25(2)(k)(5)

                               AMENDMENT NO. 1 TO
                                ESCROW AGREEMENT

     THIS AMENDMENT NO. 1 TO ESCROW AGREEMENT (this "AMENDMENT"), effective as of _February 27, 2006 (the "AMENDMENT EFFECTIVE DATE"), is between and among Robeco-Sage Multi-Strategy Fund, L.L.C., a Delaware limited liability company (the "COMPANY") and SEI Investments Global Funds Services, a Delaware business trust ("SEI" or "ESCROW AGENT").

     WHEREAS, the Company and SEI entered into an Escrow Agreement (the "AGREEMENT") dated as of September 12, 2005, pursuant to which, among other things, SEI agreed to provide services as escrow agent for the purpose of receiving payments from potential subscribing members in the Company;

     WHEREAS, the Company and SEI desire to amend the Agreement as provided herein.

     NOW THEREFORE, in consideration of the premises, covenants, representations and warranties contained herein, the parties hereto agree as follows:

     1. SECTION 4 (DEPOSIT OF ESCROW FUND). Section 4 (DEPOSIT OF ESCROW FUND) is hereby deleted and replaced in its entirety as follows:

          4. DEPOSIT OF ESCROW FUNDS. The Escrow Agent shall establish an account at Wachovia Bank, or a similar banking institution agreed to by the Company, in the name of SEI Global Funds Services FBO Robeco-Sage Multi-Strategy Fund, L.L.C. (the "Account"). The Escrow Agent shall promptly deposit in the Account checks remitted by Potential Investors and made payable to the Company. Potential Investors also may deposit monies in the Account by wire transfer pursuant to instructions provided to them by the Company. Balances on deposit in the Account will earn interest at prevailing market rates pursuant to arrangements approved by the Company.

     2. REFERENCES TO A SUBSCRIPTION ACCOUNT OR A REPURCHASE ACCOUNT. From and after the Amendment Effect Date, any reference in the Agreement to a Subscription Account or a Repurchase Account shall be deemed to refer to the Account referenced in paragraph number one, above.

     3. RATIFICATION OF AGREEMENT. Except as expressly amended and provided herein, all of the terms, conditions and provisions of the Agreement shall continue in full force and effect.

     4. COUNTERPARTS. This Amendment may be executed in any number of counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument. This Amendment will become effective when duly executed by each party hereto.

     5. GOVERNING LAW. This Amendment shall be governed by and construed in accordance with the laws of the State of Delaware without giving effect to any choice or conflict of laws provision or rule that would cause the application of the laws of any other jurisdiction.



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IN WITNESS WHEREOF this Amendment has been entered into as of the day and year first above written.

COMPANY:                                    ESCROW AGENT:

ROBECO-SAGE MULTI-STRATEGY FUND,            SEI INVESTMENTS GLOBAL FUNDS
L.L.C.                                      SERVICES

                                            By:  _______________________________
By:  _______________________________        Name:
Name:                                       Title:
Title:






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